Exhibit 10.1
HINGE HEALTH, INC.
October 30, 2026

Via Email

James Pursley

Re: Advisory Services to Hinge Health, Inc.

Dear Jim:

This letter agreement (this “Agreement”) is to confirm our understanding with respect to your role as an advisor to Hinge Health, Inc. (the “Company”). The Company looks forward to a mutually beneficial association with you on the following terms, which are hereby made effective as of January 4, 2027, the date on which you will first start providing advisory services to the Company (the “Effective Date”).
1.Advisory Services. From time to time, members of the Company’s management will contact you to provide advice relating to the Company’s business. You agree to be available for consultations by telephone, email or in person, to advise on such matters, which may include, but are not limited to, providing advisory services for executives and other employees involved in sales and sales strategy and joining strategy calls with the Company’s sales team (hereafter, the “Advisory Services”).
2.Compensation; Equity Grant. You shall receive no cash compensation for your Advisory Services. However, provided you execute this Agreement, you continue to provide Advisory Services hereunder, and you continue to comply with the Precedent Agreements (as defined below) (such continued compliance, the “Compliance Requirement”), subject to approval by the Company’s Board of Directors or the Compensation Committee of the Board of Directors, you shall be granted a restricted stock unit award covering 40,000 shares of Class A common stock of the Company (the “RSUs”) under the Company’s 2025 Incentive Award Plan and in accordance with the Company’s standard granting practices. The terms of the RSUs will be documented by a Restricted Stock Unit Award Grant Notice which will be delivered to you after the grant date. The RSUs will vest in sixteen (16) equal quarterly installments over the four (4) years following the Vesting Commencement Date (which will be February 1, 2027), with the first installment vesting on the three-month anniversary of the Vesting Commencement Date, in each case subject to your continuous service and your satisfaction of the Compliance Requirement through each applicable vesting date. For purposes of this Agreement, “Precedent Agreements” shall mean (1) the Employee Confidential Information and Inventions Agreement that you previously executed (the “Confidentiality Agreement”) and (2) this Agreement.
3.Continuing Obligations. Regardless of whether you execute this Agreement, you remain bound by your obligations under the Confidentiality Agreement and you agree to comply with all such obligations while you provide Advisory Services and thereafter pursuant to the terms thereof.
4.Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with the Advisory Services that have been approved in advance by the Company’s Chief Executive Officer or Chief Commercial Officer in writing.

5.Independent Contractor. Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf of the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits and that the Company will not make any tax withholding on your behalf. In the event you receive compensation from the Company in connection with your Advisory Services, you agree that you are obligated to report any such compensation as income, and you agree to pay all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. You agree to indemnify and hold the Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any compensation received by you pursuant to this Agreement.
6.Advisory Period and Termination.
a.Advisory Period. This Agreement will commence on the Effective Date and continue until terminated in accordance with the terms of this Agreement (the “Advisory Period”). The provisions of this Agreement shall survive the expiration or termination of this Agreement and your Advisory Services for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
b.Termination. You or the Company may terminate this Agreement and your Advisory Services for any reason upon ten (10) days’ written notice. The Company may terminate this Agreement and your Advisory Services hereunder immediately for your breach of any provision of the Precedent Agreements.
7.Resignation of Employment; Prior Equity Awards. You and the Company acknowledge and agree that you have voluntarily resigned your employment with the Company, including your position as President and any other positions you hold as an officer or director of the Company or any of its subsidiaries, effective January 1, 2027 (the “Separation Date”). You acknowledge and agree that, as a result of your voluntary resignation, you will not be entitled to any severance or change of control payments or benefits under the Employment Agreement between you and the Company dated January 15, 2021 (the “Employment Agreement”) or the Change in Control and Severance Agreement between you and the Company dated August 15, 2025 (the “Severance Agreement”) and that the Employment Agreement and the Severance Agreement will terminate in their entirety on the Separation Date (except that Section 5.6 (Indemnification; D&O Coverage) of the Employment Agreement and any indemnification agreement between you and the Company will survive in accordance with their terms) and thereafter have no force or effect. You also acknowledge and agree that your resignation is not for “Good Reason” (as defined in the Employment Agreement and the Severance Agreement). You further acknowledge and agree that, notwithstanding your provision of Advisory Services hereunder, (a) your continuous service will terminate on the Separation Date for purposes of all stock options, restricted stock units and other equity awards granted to you by the Company prior to the Effective Date (the “Prior Awards”); (b) any portion of the Prior Awards that is unvested as of the Separation Date will be forfeited and cancelled on the Separation Date without consideration; and (c) any vested portion of the Prior Awards will remain subject to the terms of the applicable equity plan and award agreement, including any post-termination exercise period for vested stock options, which will begin on the Separation Date.

8.Company Policies; Code of Conduct. You hereby acknowledge and agree to comply with all applicable Company policies, including, but not limited to, the Company’s Code of Business Conduct and Ethics, Insider Trading Policy, and other corporate policies as are applicable to you during the Advisory Period, including, without limitation, with respect to conflicts of interest.
9.No Conflicting Obligations. You understand and agree that by signing this Agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the Advisory Period, enter into any oral or written agreement in conflict with any of the provisions of this Agreement or the Company’s policies. You will not use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and the Company will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.
10.Property of the Company. For purposes of this Agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to the Company pursuant to this Agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.

11.Confidential Information. You recognize that, in the course of performing your services under this Agreement, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this Agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination of this Agreement, any and all records, paper, media or other embodiment containing any Confidential Information. Nothing in this Section 11 or otherwise in this Agreement shall limit or restrict in any way your immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit 1.
12.Non-Solicitation. During the Exclusivity Period (as defined below), you will not directly or indirectly solicit away any employees or consultants of the Company or its subsidiaries for your benefit or for the benefit of any other person or entity.
13.Exclusivity; Post-Termination Non-Competition.
a.Definitions. For purposes of this Section 13: (i) “Competitor” means each entity listed on Exhibit 2, together with, to the extent they offer Competing Services, any Affiliates, successors, or acquirer of all or substantially all of the business of a listed entity; (ii) “Competing Services” means digital health programs or services, including through the use of AI-enabled care models, remote or virtual physical therapy, and related wearable or sensor-based technologies, as well as platforms or services for connecting to Centers of Excellence and Networks of Excellence; (iii) “Affiliate” means any entity that controls, is controlled by, or is under common control with the relevant entity; and (iv) “Exclusivity Period” means the Advisory Period and the twelve (12)-month period following the termination of the Advisory Period.
b.Restrictions during Exclusivity Period. During the Exclusivity Period, you will not, directly or indirectly, provide advisory, consulting, board, employment, or similar services to any Competitor about Competing Services. This restriction applies whether you act as an individual, through an entity, or on behalf of any other person.
c.Permitted Activities. This Section 13 does not restrict you from: (i) holding up to two percent (2%) of any class of publicly traded securities of a Competitor as a passive investment or (ii) academic teaching, publishing, or speaking that does not use or disclose Confidential Information.
d.Exclusivity Consideration. You acknowledge that the RSUs are granted specifically in exchange for the restriction in this Section 13. The parties agree the RSUs are fair and adequate consideration for that restriction.

e.Breach. If you breach this Section 13, the Company may: (i) terminate this Agreement immediately; (ii) cause any portion of the RSUs that has not vested to be forfeited and cancelled without consideration; and (iii) pursue any other remedy available at law or in equity.
f.Exhibit Updates. Exhibit 2 may be amended only by mutual written agreement.
g.Advice of Counsel. The Company hereby advises you to consult with an attorney of your choosing before signing this Agreement, including with respect to this Section 13. You acknowledge that you were given at least fourteen (14) calendar days to review this Agreement before the Effective Date. If you sign this Agreement less than fourteen (14) calendar days after receipt of this Agreement for review, you acknowledge that you have done so voluntarily.
14.Governing Law; Severability; Integration. The terms contained in this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in this Agreement. This Agreement constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof (including the Employment Agreement and the Severance Agreement), except for the Confidentiality Agreement, the equity plans and award agreements governing the Prior Awards, Section 5.6 of the Employment Agreement and any indemnification agreement between you and the Company. This Agreement may be executed in two or more counterparts, including by electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.

15.Arbitration. Except as excluded below, any controversy, dispute or claim arising out of or relating to (i) this Agreement or the breach thereof, or (ii) your Advisory Services, including any such controversy, dispute or claim against any of the Company’s parents, subsidiaries, affiliates, successors, officers, directors, employees or agents in their capacity as such (each, a “Covered Claim”) shall be resolved by final and binding arbitration administered by JAMS. The arbitration shall be conducted by a single, neutral arbitrator in the Chicago, Illinois metropolitan area, pursuant to JAMS’s Employment Arbitration Rules & Procedures, available at https://www.jamsadr.com/rules-employment-arbitration/English, as in effect at the time of the initiation of arbitration, which the Company will provide to you upon reasonable request. Except as otherwise required by applicable law, the arbitrator shall have the authority to determine the enforceability, validity and scope of this Section 15 and whether a claim is arbitrable; provided, that any claim that the class or collective action waiver in this Section 15 is invalid or unenforceable shall be determined only by a court of competent jurisdiction. The arbitrator shall have the authority to decide dispositive motions, including motions for summary judgment or summary adjudication, and shall provide the parties with a written decision explaining the arbitrator’s findings and conclusions. Notwithstanding anything in this Agreement to the contrary, this Section 15 shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of the State of Illinois as provided in Section 14 or applicable federal law, with the same statutes of limitation and available remedies that would apply if the claims were brought in a court of law of competent jurisdiction. The costs unique to arbitration, including the arbitration administrative fees, arbitrator compensation and expenses, and the costs of any witnesses called by the arbitrator, that would not be incurred in a court proceeding shall be borne by the Company. Unless otherwise ordered by the arbitrator under applicable law, the Company and you shall each bear its or your own expenses, such as expert witness fees, filing fees, and attorneys’ fees and costs. Nothing herein shall prevent the Company or you from seeking a statutory award of reasonable attorneys’ fees and costs under applicable law. THE COMPANY AND YOU RECOGNIZE THAT, BY AGREEING TO ARBITRATE COVERED CLAIMS, EACH WAIVES ITS OR YOUR RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIM. THE COMPANY AND YOU EACH WAIVE ITS OR YOUR RIGHT TO BRING ANY COVERED CLAIM AS PART OF OR IN CONNECTION WITH A CLASS OR COLLECTIVE ACTION. Notwithstanding the foregoing, this Section 15 shall not preclude either party from seeking a temporary restraining order or a preliminary injunction from a court of competent jurisdiction, including to enforce the Precedent Agreements, if such relief is not available in a timely fashion through arbitration. Further, this Section 15 shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless you elect to arbitrate such disputes; (c) claims arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; (d) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if you are required to exhaust your administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to this Section 15; and (e) any other claim which by law cannot be subject to mandatory arbitration.

16.Section 409A. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A of the Code to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A of the Code, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code.
If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed Agreement to me.

Very truly yours,

Hinge Health, Inc.

By:         /s/ Daniel Perez
Daniel Perez
Title: Chief Executive Officer
Date:         10/30/2026

AGREED AND CONSENTED TO:

        /s/ James Pursley
James Pursley
Date:     10/30/2026

EXHIBIT 1 TO ADVISOR AGREEMENT

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:
18 U.S. Code Section 1833 provides as follows:
Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

EXHIBIT 2 TO ADVISOR AGREEMENT

1. Omada Health, Inc.
2. Oshi Health, Inc.
3. Sword Health, Inc.
4. Carrum Health, Inc.
5. Employer Direct Healthcare, LLC dba Lantern Specialty Care or Lantern Specialty Solutions

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